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                                 EXHIBIT 3

                    RESTATED ARTICLES OF INCORPORATION

                                    OF

                      SHORELINE FINANCIAL CORPORATION
                (Composite as amended through May 14, 1998)


                                 ARTICLE I

          The name of the corporation is

                      Shoreline Financial Corporation


                                ARTICLE II

          The purpose of the corporation is to engage in any one or more lawful acts or activities within the purposes for which corporations may be organized under the Michigan Business Corporation Act.


                                ARTICLE III

          The total authorized capital stock of the corporation is fifteen million (15,000,000) shares of common stock, all of one class with equal voting rights, and one million (1,000,000) shares of preferred stock.

          The following provisions are applicable to the authorized stock of the corporation:

          (a)  PROVISIONS APPLICABLE TO COMMON STOCK:

               (i) All shares of common stock shall be of one class. Each holder of common stock shall be entitled to one vote for each share held by him.

              (ii) Subject to the preferential dividend rights, if any, applicable to shares of preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for preferred stock, the holders of common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.



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             (iii)  In the event of the voluntary or involuntary
          liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, holders of common stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them. The board of directors may distribute in kind to the holders of common stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

          (b)  PROVISIONS APPLICABLE TO PREFERRED STOCK:

               (i)  PROVISIONS TO BE FIXED BY THE BOARD DIRECTORS:

                    The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, conversion, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated in these Articles, or any amendments thereto, including (but without limiting the generality of the foregoing) the following:

                    (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors.




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                    (2)  The dividend rate or rates on the shares of
               such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

                    (3) Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

                    (4) The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

                    (5) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions such fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

                    (6) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the price or prices or the


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               rate or rates of conversion or exchange and the method,
               if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

                    (7) The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

                    (8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

                    (9) Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these Articles.

               (ii) PROVISIONS APPLICABLE TO ALL PREFERRED STOCK:

                    (1) All preferred stock shall rank equally and be identical in all respects except as to the matters permitted to be fixed by the board of directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

                    (2)  Shares of preferred stock redeemed,
               converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the


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               protective conditions or restrictions of any
               outstanding series preferred stock.


                                ARTICLE IV

          The address (which is the mailing address) of the current registered office of the corporation is 823 Riverview Drive, Benton Harbor, Michigan 49022.

          The name of the current resident agent at the registered office is Mr. Dan L. Smith.


                                 ARTICLE V

          When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.


                                ARTICLE VI

          Members of the Board of Directors of the corporation shall be selected, replaced, and removed as follows:

          (a) NUMBER OF DIRECTORS. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of at least two-thirds (2/3) of the entire Board of Directors but shall not be less than three.

          (b) CLASSIFICATION. The Board of Directors shall be divided into three classes as nearly equal in number as possible,

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     with the term of office of one class expiring each year.  At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

          (c)  NOMINATIONS OF DIRECTOR CANDIDATES.

               (i) Nominations of candidates for election for directors of the corporation at any meeting of shareholders called for election of directors (an "Election Meeting") may be made by the Board of Directors or by any stockholder entitled to vote at such Election Meeting.

              (ii) Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of the directors in lieu of a meeting, not less than 20 days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books of the corporation as of the date made.

             (iii) Any shareholder who intends to make a nomination at the Election Meeting shall deliver, not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than 7 days following the date of notice of the meeting in the case of a special meeting, a notice to the Secretary of the corporation setting forth (1) the name, age, business address and residence address of each nominee proposed in such notice;
          (2) the principal occupation or employment of each such nominee; (3) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee; (4) a statement that each such nominee is willing to be nominated; and (5) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

              (iv) If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void and, upon the chairman's instruction, all votes cast in favor of a person so nominated shall be disregarded.

          (d) VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Subject to the rights of the holders of any series of preferred stock then


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     outstanding, any vacancy occurring in the Board of Directors caused by resignation, removal, death, disqualification, or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of directors then in office, whether or not a quorum. Each director chosen to fill a vacancy or a newly created directorship shall hold office until the next election of directors by the shareholders. When the number of directors is changed, any newly created or eliminated directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (e) REMOVAL. Any director may be removed from office at any time, but only for cause, and only if removal is approved as set forth below.

               Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (i) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to direct appeal; (iii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of the corporation; (iv) such director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties; or (v) such director's removal is required or recommended by the Board of Governors of the Federal Reserve System or its delegate.

              Whether cause for removal exists shall be determined by the affirmative vote of two-thirds (2/3) of the total number of directors. Any action to remove a director pursuant to (i) or
     (ii) above shall be taken within one year of such conviction or adjudication. For purposes of this paragraph, the total number of directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon.






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                                ARTICLE VII

          No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article VII shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, as amended from time to time. No amendment, alteration, modification or repeal of this Article VII shall have any effect on the liability of any director of the corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification or repeal.


                               ARTICLE VIII

          Directors of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service as a director or in any other capacity to the corporation or a subsidiary, or to another organization at the request of the corporation or a subsidiary. Persons who are not directors of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The corporation may purchase and maintain insurance to protect itself and any such director or other person against any liability asserted against him and incurred by him in respect of such service whether or not the corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this Article VIII shall be applicable to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors and other persons who have ceased to render such service, and shall inure to the benefit of the heirs and personal representatives of the directors, and other persons referred to in this paragraph.


                                ARTICLE IX

          The Board of Directors shall not initiate, approve, adopt, or recommend any offer of any party other than the corporation to make a tender or exchange offer for any equity security of the corporation, or to engage in any Business Combination, as defined in paragraph (b) below, unless and until it shall have first evaluated the proposed offer and determined in its judgment that the proposed offer would be in compliance with all applicable laws. In evaluating a proposed offer to determine


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whether it would be in compliance with law, the Board of Directors shall consider all aspects of the proposed offer, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the offer, and the effects and consequences of the offer if consummated, in light of the laws of the United States of America and affected states and foreign countries. In connection with this evaluation, the Board may seek and rely upon the opinion of independent legal counsel, and may test the legality of the proposed offer in any state, federal or foreign court or before any state, federal or foreign administrative agency which may have jurisdiction. If the Board of Directors determines in its judgment that a proposed offer would be in compliance with all applicable laws, the Board of Directors shall then evaluate the proposed offer and determine whether the proposed offer is in the best interests of the corporation and its shareholders, and the Board of Directors shall not initiate, approve, adopt or recommend any such offer which in its judgment would not be in the best interests of the corporation and its shareholders.

          (a) FACTORS. In evaluating a proposed offer to determine whether it would be in the best interests of the corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant including:

               (i) The fairness of the consideration to be received by the corporation and its shareholders under the proposed offer, taking into account the trading price of the corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of the corporation;

              (ii) The possible social and economic impact of the proposed offer and its consummation on the corporation and its employees, customers and suppliers;

             (iii) The possible social and economic impact of the proposed offer and its consummation on the communities in which the corporation and its subsidiaries operate or are located;

              (iv) The business and financial conditions and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;


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               (v)  The competence, experience and integrity of the
          offering party and its management; and

              (vi) The intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.

          (b) DEFINITION OF BUSINESS COMBINATION. For purposes of this Article, the term "Business Combination" shall mean:

               (i) Any merger or consolidation of the corporation into another person or entity;

              (ii) The sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the corporation;

             (iii) The adoption of any plan or proposal for the liquidation or dissolution of the corporation;

              (iv) Any transactions or series of related transactions having, directly or indirectly, the same effect as any of the foregoing;

               (v) Any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.


                                 ARTICLE X

          The corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, and to add additional Articles hereto, in the manner now or hereafter prescribed by statute and these Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, no amendment to these Restated Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Article VI, VII, VIII, IX or this Article X of these Restated Articles of Incorporation, and the shareholders of the corporation shall not have the right to alter, modify, or repeal any or all provisions of the bylaws of the corporation, unless such amendment, alteration, modification, or repeal is adopted by the affirmative vote of the holders of not less than 80% of the outstanding shares of stock entitled to be voted thereon; provided, however, that this sentence shall not apply to, and such 80% vote shall not be required for, any amendment,


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alteration, modification, or repeal which has first been approved by the affirmative vote of two-thirds (2/3) of the entire Board of Directors, which shall include the affirmative vote of at least one director of each class of the Board of Directors.













































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